EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of American Rebel Holdings, Inc. (the Company) of our report dated April 9, 2025, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ GBQ Partners LLC

Columbus, Ohio

April 9, 2025